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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

-    Power Solar System Co., Ltd., incorporated in the British Virgin Islands.

-    Power Solar System Pty. Ltd., incorporated in Australia.

-    Eucken Capital Limited, incorporated in the British Virgin Islands.

-    Wuxi Suntech Power Co., Ltd., incorporated in the People's Republic of
     China.